Exhibit 99.1

Joan Chow Joins Energy Recovery Board of Directors

SAN LEANDRO, Calif. — December 20, 2021 — Energy Recovery, Inc. (NASDAQ: ERII) today announced the appointment of Joan Chow to its Board of Directors.

“We are delighted to have Ms. Chow join our board, who brings years of experience as an executive and corporate director in multiple industries,” said Robert Mao, Chairman of the Board, President and Chief Executive Officer of Energy Recovery. “As we continue to expand the application of our PX technology to new industries, a broad range of perspectives and experience on the board is critical. Her deep marketing expertise and past success with providing insights and cultivating relationships with leading retail grocers– key customers for our refrigeration business – will be tremendously valuable to our continued success.”

Ms. Chow has extensive leadership experience in integrated marketing and branding, consumer insights, and human resources matters. She has held executive positions at some of the world’s most recognizable companies, most recently serving as Chief Marketing Officer of the Greater Chicago Food Depository. Prior to that, Ms. Chow was the Executive Vice President and Chief Marketing Officer at ConAgra Foods, Inc., now known as Conagra Brands, one of North America’s leading packaged food companies. While at ConAgra, Ms. Chow led the global marketing team, which included a focus on activating ConAgra’s grocery retail channel partners through shopper insights and marketing. She has also held senior marketing roles at Sears Holdings Corporation, Information Resources, Inc., and Johnson & Johnson Consumer Products, Inc.

Ms. Chow currently serves as Chair of the Compensation Committee and a member of the Governance Committee at Welbilt, Inc. She is also a director at High Liner Foods and Spectrum Brands. Ms. Chow previously served as a director of The Manitowoc Company, RC2 Corporation, and Feeding America.

“I am thrilled to join a company with such a bright future ahead of it,” said Ms. Chow. “Energy Recovery has perfected a technology that can not only be applied to many different industries, but can make each of them more sustainable and efficient. I look forward to helping advance Energy Recovery’s vision of a more sustainable future through continual growth and innovation.”

Ms. Chow holds an M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. with Distinction from Cornell University.

For a full list of Energy Recovery Board of Directors members, please visit https://energyrecovery.com/about-us/board-directors/.

About Energy Recovery
Energy Recovery (NASDAQ: ERII) creates technologies that solve complex challenges for industrial fluid-flow markets worldwide. Building on our pressure exchanger technology platform, we design and manufacture solutions that make industrial processes more efficient and sustainable. What began as a game-changing invention for desalination has grown into a global business accelerating the environmental sustainability of customers’ operations in multiple industries. Headquartered in the San Francisco Bay Area, Energy Recovery has manufacturing, research and development facilities across California and Texas with sales and on-site technical support available globally. For more information, please visit www.energyrecovery.com.

Press Inquiries
pr@energyrecovery.com
+1 (510) 219-8462

Investor Inquiries
ir@energyrecovery.com
+1 (281) 962-8105